As filed with the Securities and Exchange Commission on May 1, 1998
                                                      Registration No. 333-
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------

                          AMERICAN ANNUITY GROUP, INC.
--------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

       DELAWARE                                                 06-1356481
-------------------------------                           ----------------------
(State or other jurisdiction of                               (IRS Employer
incorporation or organization)                            Identification Number)

                              250 EAST FIFTH STREET
                             CINCINNATI, OHIO 45202
                                 (513) 333-5300
--------------------------------------------------------------------------------
               (Address, including zip code, and telephone number,
                 including area code, of Registrant's principal
                               executive offices)


                             MARK F. MUETHING, ESQ.
                     Senior Vice President, General Counsel
                                  and Secretary
                          American Annuity Group, Inc.
                              250 East Fifth Street
                             Cincinnati, Ohio 45202
                                 (513) 333-5515
--------------------------------------------------------------------------------
       (Name, address, including zip code, and telephone number, including area code, of agent for service)


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                              --------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.[X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                         CALCULATION OF REGISTRATION FEE

                                         Proposed      Proposed
                                          Maximum       Maximum
         Title of          Amount        Offering      Aggregate      Amount of
        Securities          To Be          Price       Offering     Registration
     To Be Registered   Registered(1)  Per Share(2)    Price(2)        Fee(3)
--------------------------------------------------------------------------------
Common Stock, par         1,000,000       $23.625     $23,625,000      $6,970
value $1.00 per share      Shares
--------------------------------------------------------------------------------

(1) This Registration Statement is filed for up to 1,000,000 shares issuable pursuant to the American Annuity Group, Inc. 1998 Agent Stock Option Plan.

(2)  Estimated solely for purposes of calculating registration fee.

(3) Registration fee has been calculated pursuant to Rule 457(h) based on the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on April 28, 1998 of $23.625 per share.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                          AMERICAN ANNUITY GROUP, INC.
                              250 East Fifth Street
                             Cincinnati, Ohio 45402
                                 (513) 333-5300
                           --------------------------

                          1998 AGENT STOCK OPTION PLAN
                           ---------------------------

     Common Stock, $1.00 par value per share, of American Annuity Group, Inc. ("AAG" or the "Company") will be issued upon the exercise of options granted to insurance agents of the Company and its subsidiaries pursuant to its 1998 Agent Stock Option Plan (the "Plan").

     The exercise price, number of shares, and certain other terms of each option are set forth in a separate Stock Option Agreement entered into between the Company and the agent.


            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                   EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                        ---------------------------------

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN SECURITIES OFFERED BY THIS PROSPECTUS OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF AAG SINCE THE DATE OF THIS PROSPECTUS, OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SINCE SUCH DATE.

                        ---------------------------------

                   The date of this Prospectus is May __, 1998

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files periodic reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). The Company has filed a Registration Statement on Form S-3 (the "Registration Statement") with the Commission under the Securities Act of 1933 (the "Securities Act") with respect to the Securities. This Prospectus does not contain all the information, exhibits and undertakings contained in the Registration Statement, to which reference is hereby made. Statements contained in this Prospectus as to the terms of any contract or other document are not necessarily complete with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement. Reference is made to the exhibits for a more complete description of the matter involved. Such reports, proxy and information statements, the Registration Statement and other information filed with the Commission by the Company may be inspected at and obtained from the Commission at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Suite 1400, 500 West Madison Avenue, Chicago, Illinois, and at 7 World Trade Center, 13th Floor, New York, New York. Copies of such material can also be obtained, at prescribed rates, by mail from the Public Reference Section of the Commission at its Washington, D.C. address set forth above. In addition, material filed by the Company, can be obtained and inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 on which AAG's Common Stock is listed. Such material may also be accessed electronically by means of the Commission's home page on the World Wide Web located at http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     THIS PROSPECTUS INCORPORATES BY REFERENCE CERTAIN DOCUMENTS RELATING TO THE COMPANY WHICH ARE NOT DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN THE EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE, WITHOUT CHARGE, ON ORAL OR WRITTEN REQUEST BY ANY PERSON TO WHOM THIS PROSPECTUS IS DELIVERED. Written or telephone requests should be directed to Mark F. Muething, Senior Vice President and General Counsel, 250 East Fifth Street, Cincinnati, Ohio 45202, telephone
(513) 333-5515. The Annual Report on Form 10-K for the fiscal year ended December 31, 1997, which has been filed by the Company with the Commission, is hereby incorporated by reference in this Prospectus:

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing thereof. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                              FEATURES OF THE PLAN

WHO ADMINISTERS THE PLAN?

     The Plan shall be administered by the AAG Board of Directors or a committee appointed by the Board.

WHO IS ELIGIBLE TO RECEIVE AN OPTION?

     Agents of AAG or a subsidiary will be eligible to receive options under the Plan by annual invitation by the Administrator. For purposes of the Plan, an "Agent" is a person who (i) is an agent, managing general agent, personal producing agent or other person, (ii) is an independent contractor for federal income tax purposes, (iii) sells insurance or annuities issued by a subsidiary of the Company and (iv) receives commissions in connection with its services to the Company.

ON WHAT BASIS ARE OPTIONS AWARDED?

     With respect to each January 1 to December 31 period (a "Plan Year"), the Company will determine a method pursuant to which the Company will grant options to participants. The Company will announce the method by which options will be granted, the vesting requirements for options granted and all other provisions designated by the Administrator with respect to options to be granted during the foregoing Plan Year.

HOW ARE OPTION PRICES DETERMINED?

     The price at which each option will be granted under the Plan will be the average of the means between the high and low sales prices of the Common Stock for the last ten consecutive trading days of a Plan Year as reported on the New York Stock Exchange Composite Tape.

WHEN CAN AN OPTION BE EXERCISED?

     Subject to certain restrictions, options are exercisable to the extent vested. Each option will have an expiration date at which time such options, to the extent not previously exercised, will terminate. The schedule for the vesting of options will be determined by the Administrator annually and will apply to all options granted in a given Plan Year.

WHAT HAPPENS IF THERE IS A STOCK SPLIT OR STOCK DIVIDEND?

     The number of shares covered by an outstanding option and the exercise price per share are appropriately adjusted.

HOW IS AN OPTION EXERCISED?

     An option may be exercised in full or in part (subject to a minimum of 1,000 shares or the number of shares as to which the option is then exercisable, whichever is less) by delivering written notice to the Company and payment of the exercise price. A person exercising an option will become a shareholder of the shares for which the option is exercised at the time the Administrator determines that the exercise is valid, the option price has been received and a certificate for the shares has been issued. Certificates for shares will be issued in due course.

HOW MAY THE OPTION PRICE BE PAID?

     Payment of the exercise price of an option may be made in cash (including check), or in the sole discretion of the Administrator and subject to any conditions set forth in the option agreement, by the tender of AAG Common Stock or both. If payment by the tender of AAG Common Stock is made, the value of each share tendered shall be deemed to be the closing price reported on the New York Stock Exchange (or the principal market on which the Common Stock is traded, if not listed on that exchange) on the last trading date prior to the date of exercise.

WHO ELSE MAY EXERCISE AN OPTION?

     Options are not transferable other than by will or by the laws of descent and distribution upon death. In the case of death, the option may be exercised to the same extent that the Agent could have exercised the option at the time of death, by the individual's estate or persons entitled to the option through the terms of a will or by the operation of the laws of descent and distribution.

WHEN DO OPTIONS TERMINATE?

     All options terminate at the end of the term established at the date of grant which may be no longer than ten years from the date of grant.

     If the status of a holder of an option as an Agent of the Company or a Subsidiary is terminated for any reason (including by reason of death or disability), the holder (or his or her heirs in the case of death) may exercise the option(s), solely to the extent that such person was entitled to do so at the date of such termination, at any time or from time to time within thirty
(30) days after the date of such termination.

WHAT HAPPENS IF THE AGENT RELATIONSHIP TERMINATES?

     The Agent will not be eligible to receive options for the Plan Year of termination.

WHAT HAPPENS UPON A CHANGE OF CONTROL OF GREAT AMERICAN LIFE INSURANCE COMPANY?

     Upon a change of control of Great American Life Insurance Company, a wholly-owned subsidiary of the Company, the occurrance of which will be determined by the Board of Directors of the Company in its sole discretion, the vesting of all outstanding options will accelerate and all such Options shall become fully exercisable.

IS THE STATUS OF AN INDIVIDUAL HOLDING AN OPTION AFFECTED?

     No. The granting of an option to an Agent does not confer any right to continue as an Agent of AAG or its subsidiaries or interfere in any way with the right of AAG or its subsidiaries to terminate the relationship as an Agent at any time.

DOES A HOLDER OF AN OPTION HAVE ANY RIGHTS AS A SHAREHOLDER?

     No.

WHAT TAX CONSIDERATIONS AFFECT OPTIONS?

     Options granted under the Plan are non-qualified options under the Internal Revenue Code. The grant of non-qualified stock options will not result in the recognition of taxable income for federal income tax purposes. However, when a non-qualified stock option is exercised, the optionee recognizes, as ordinary income, the excess of the fair market value of the stock on the date of exercise over the exercise price. AAG will be entitled to an income tax deduction to the same extent and at the same time as income is recognized by the optionee.

     If an optionee tenders shares of the Company that he or she already owns in exercise of a non-qualified stock option, as permitted by the Plan, the exchange will not result in the recognition of a capital gain or loss on the previously owned stock. The number of option shares received in excess of the old shares given up, in effect, are "purchased" with the untaxed appreciation on the old stock. The tax basis for the equivalent number of new shares will be the same as the basis of the shares tendered in the exchange. Ordinary income equal to the fair market value of the excess new shares will be recognized. The excess shares will have a basis equal to their fair market value, and the holding period will commence on the day after the stock is received.

     Holders of options should consult their own tax advisors to determine the income tax consequences to the individual of holding and exercising any options granted under the Plan and of selling the stock so acquired, as well as to determine the effect on the individual of any state or local taxes.

     The Plan is not qualified under Section 401(a) of the Internal Revenue Code and is not subject to any provisions of the Employee Retirement Income Security Act of 1974.

ARE THERE ANY CONSIDERATIONS REGARDING THE RESALE OF SHARES ISSUED?

     Shares of Common Stock acquired pursuant to the Plan may be sold publicly. However, shares owned by persons who may be deemed to be "affiliates" of AAG as defined in the Rules of the Securities and Exchange Commission under the Securities Act may not be re-offered or resold except pursuant to a separate prospectus covering such shares, pursuant to Rule 144 of such Rules, or pursuant to another exemption from registration under the Securities Act.

OTHER CONSIDERATIONS.

     The Plan will continue in effect until all options granted under the Plan expire, provided that no option will be granted after February 19, 2008. The Board of Directors of AAG may at any time, amend, suspend or terminate the Plan in any respect except that no such action shall alter or impair any option granted under the Plan without the consent of the holder thereof.

                                 USE OF PROCEEDS

     The Company will use any proceeds from the exercise of options for general corporate purposes.

                                  LEGAL MATTERS

     The legality of the Common Stock offered hereby will be passed upon for the Company by Mark F. Muething, Esq., Senior Vice President and General Counsel of the Company. Mr. Muething beneficially owns 48,704 shares of AAG Common Stock.

                                     EXPERTS

     The consolidated financial statements of AAG appearing in AAG's Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses in connection with the offering described in this Registration Statement:

   *Securities and Exchange Commission registration fee .......   $ 6,970
   Legal fees and expenses ....................................     3,000
   Accounting  fees and expenses ..............................     2,000
   Printing and engraving expenses.............................        --
   Blue Sky fees and expenses..................................     2,000
   Miscellaneous ..............................................     6,030
         TOTAL ................................................   $20,000
                                                                  =======

----------------

*Actual; other expenses are estimated


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("DGCL") provides generally and in pertinent part that a Delaware corporation may indemnify its directors and officers against expenses, judgments, fines, and settlements actually and reasonably incurred by them in connection with any civil suit or action, except actions by or in the right of the corporation, or any administrative or investigative proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believe to be in, or not opposed to, the best interest of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful.
Section 145 further provides that, in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and without negligence or misconduct in the performance of their duties to the corporation. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through by-law provisions and otherwise.

     Article VII of the Registrant's By-Laws provides for indemnification of directors and officers similar to that provided in Section 145 of DGCL.

     Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. Article Ninth of the Registrant's Certificate of Incorporation eliminates the liability of directors to the extent permitted by
Section 102(b)(7) of the DGCL.

     American Annuity Group, Inc. also maintains directors' and officers' reimbursement and liability insurance and has entered into agreements with its directors and officers providing for indemnification in certain events.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    5           Opinion of Counsel

    10          1998 Agent Stock Option Plan

    23.1        Consent of Counsel (contained on Exhibit 5)

    23.2        Consent of Ernst & Young, LLP

    24          Power of Attorney (contained on the signature page)

ITEM 17.  UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     1. to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     2. to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     3. to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cincinnati, State of Ohio, as of the 30th day of April, 1998.

                                               AMERICAN ANNUITY GROUP, INC.


                                               By:  /s/Carl H. Lindner
                                                  ---------------------------
                                                    Carl H. Lindner
                                                    Chairman of the Board and
                                                    Chief Executive Officer


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated. The persons whose names are marked with an asterisk (*) below hereby designate Mark F. Muething or William J. Maney to sign all amendments, including post effective amendments to this Registration Statement as well as any related Registration Statement, or amendment thereto, filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933.

           Signature                    Capacity                     Date
           ---------                    --------                     ----


* /s/Carl H. Lindner
---------------------------       Chairman of the Board of
Carl H. Lindner                   Directors (Principal            April 30, 1998
                                  Executive Officer)


* /s/S. Craig Lindner
---------------------------       Director                        April 30, 1998
S. Craig Lindner


* /s/Robert A. Adams
---------------------------       Director                        April 30, 1998
Robert A. Adams


* /s/A. Leon Fergenson
---------------------------       Director                        April 30, 1998
A. Leon Fergenson

* /s/Ronald G. Joseph
---------------------------       Director                        April 30, 1998
Ronald G. Joseph


* /s/John T. Lawrence III
---------------------------       Director                        April 30, 1998
John T. Lawrence III


* /s/William R. Martin
---------------------------       Director                        April 30, 1998
William R. Martin


* /s/William J. Maney
---------------------------       Senior Vice President,          April 30, 1998
William J. Maney                  Treasurer and Chief
                                  Financial Officer
                                  (Principal Financial
                                  Officer and Principal
                                  Accounting Officer)